Contacts:
Media – Blair Fasbender Rosenberg
646-429-6032

                   Investors – Monica Koehler
                   513-579-7780
FOR IMMEDIATE RELEASE

Macy’s, Inc. Reports Second Quarter Earnings and Reaffirms Full-Year Guidance
CINCINNATI--August 10, 2017-- Macy’s, Inc. today reported second quarter 2017 earnings per diluted share of 38 cents, or 48 cents per share excluding non-cash retirement plan settlement charges and net premiums and fees associated with debt repurchases. This compares with 3 cents per share in the second quarter of 2016, or 54 cents excluding asset impairment and other charges primarily related to store closings and non-cash settlement charges.
The company also reaffirmed its sales and earnings guidance for full-year 2017.
“Macy’s, Inc.’s results for the second quarter were in line with our expectations, and we are on track to meet 2017 sales and earnings guidance. We saw a notable contribution from the full execution of our new women’s shoe and jewelry models and the continued successful testing of Backstage in store. We are excited about plans for fall, including the launch of a new loyalty program and the new marketing strategy, which we anticipate will further improve our sales trend in the back half of the year,” said Jeff Gennette, Macy’s president and chief executive officer. “We are working with a mindset of continuous improvement and will adapt our business in order to reach our goal of stabilizing the brick-and-mortar business while investing for accelerated growth in digital and mobile. Key to this strategy is engaging our customers with an improved experience that includes more elevated and exclusive assortments, a better integration of technology both online and in the store, and additional enhancements intended to drive traffic and sales. There is still work ahead of us, however, I’m encouraged by the progress we’re making on overall performance.”
Macy's, Inc.'s earnings per diluted share in the first half of 2017 were 61 cents, or 71 cents excluding non-cash settlement charges and net premiums and fees associated with debt repurchases, compared with 41 cents per share, or 94 cents excluding asset impairment and other charges primarily related to store closings and non-cash settlement charges, in the first half of 2016.
(more)

Sales
Sales in the second quarter of 2017 totaled $5.552 billion, a decrease of 5.4 percent, compared with sales of $5.866 billion in the second quarter of 2016. The year-over-year decline in total sales reflects, in part, the closure of stores previously announced by the company. Comparable sales on an owned basis were down 2.8 percent in the second quarter and down 2.5 percent on an owned plus licensed basis.
Year to date, Macy’s, Inc.’s sales totaled $10.890 billion, down 6.4 percent from total sales of $11.637 billion in the first half of 2016. Comparable sales on an owned basis were down 4.0 percent in the first half of 2017 and down 3.6 percent on an owned plus licensed basis.
Operating Income
Macy’s, Inc.’s operating income totaled $254 million or 4.6 percent of sales for the second quarter of 2017 compared to $117 million, or 2.0 percent of sales for the second quarter of 2016. Excluding non-cash settlement charges of $51 million, operating income for the second quarter of 2017 totaled $305 million or 5.5 percent of sales. Excluding asset impairment and other charges primarily related to store closings of $249 million and non-cash settlement charges of $6 million, operating income for the second quarter of 2016 totaled $372 million or 6.4 percent of sales.
For the first half of 2017, Macy’s, Inc.’s operating income totaled $474 million or 4.4 percent of sales compared to $393 million or 3.4 percent of sales for the first half of 2016. Excluding non-cash settlement charges of $51 million, operating income for the first half of 2017 totaled $525 million or 4.8 percent of sales. Excluding asset impairment and other charges of $249 million and non-cash settlement charges of $19 million, operating income for the first half of 2016 totaled $661 million or 5.7 percent of sales.
Operating income for the second quarter included $43 million in book gains related to the sales of real estate compared to $21 million in the second quarter of 2016. For the first half of 2017, operating income included $111 million in book gains related to the sales of real estate compared to $35 million in the first half of 2016.
Cash Flow
Net cash provided by operating activities was $536 million in the first half of 2017, compared with $560 million in the first half of 2016. Net cash used by investing activities in the first half of 2017 was $213 million, compared with $338 million in the first half of 2016. Operating cash flows net of investing were $323 million in the first half of 2017, compared with $222 million in the first half of 2016.
The company repurchased approximately $101 million face value of senior notes and debentures in the second quarter of 2017. The debt repurchases were made in the open market for a total cost of approximately $108 million, including expenses related to the transactions. For the first half of 2017, the company repurchased approximately $247 million face value of senior notes and debentures at a total cost of approximately $257 million.
During the quarter, the company repaid at maturity $300 million of 7.45 percent senior debentures, due July 2017.

Store Openings/Closings

In the second quarter, the company opened 16 new freestanding Bluemercury beauty specialty stores and 12 new Macy’s Backstage off-price stores within existing Macy’s stores. As previously announced, the company closed two Macy’s stores in Temple, TX, and Dublin, OH, in the quarter. Subsequent to the end of the second quarter, the company announced that it will close the Macy’s store at Magic Valley Mall in Twin Falls, ID, in early 2018.

Looking Ahead
Macy’s, Inc. reaffirms its previously provided guidance for full-year 2017. The company expects comparable sales on an owned basis to decline between 2.2 percent and 3.3 percent, with comparable sales on an owned plus licensed basis to decline between 2.0 percent and 3.0 percent. Total sales are expected to be down between 3.2 percent and 4.3 percent in fiscal 2017. Total sales for fiscal 2017 reflect a 53rd week, whereas comparable sales are on a 52-week basis. Adjusted earnings per diluted share of between $3.37 and $3.62 are expected in 2017, excluding the impact of the anticipated settlement charges and net premiums and fees associated with debt repurchases. Excluding the impact of the anticipated fourth quarter gain on the sale of the Union Square Men’s building in San Francisco and the anticipated settlement charges and net premiums and fees associated with debt repurchases, adjusted earnings per diluted share of $2.90 to $3.15 are expected in 2017.
Important Information Regarding Financial Measures
Please see the final pages of this news release for important information regarding the calculation of the company’s non-GAAP financial measures.
Macy’s, Inc. is one of the nation’s premier retailers. With fiscal 2016 sales of $25.778 billion and approximately 140,000 employees, the company operates more than 700 department stores under the nameplates Macy’s and Bloomingdale’s, and approximately 150 specialty stores that include Bloomingdale’s The Outlet, Bluemercury and Macy’s Backstage. Macy’s, Inc. operates stores in 45 states, the District of Columbia, Guam and Puerto Rico, as well as macys.com, bloomingdales.com and bluemercury.com. Bloomingdale’s stores in Dubai and Kuwait are operated by Al Tayer Group LLC under license agreements. Macy’s, Inc. has corporate offices in Cincinnati, Ohio, and New York, New York.
All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy’s management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed real estate and other transactions, prevailing interest rates and non-recurring charges, store closings, competitive pressures from specialty stores, general merchandise stores, off-price and discount stores, manufacturers’ outlets, the Internet, mail-order catalogs and television shopping and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission. Macy’s disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

NOTE: Additional information on Macy’s, Inc., including past news releases, is available at www.macysinc.com/pressroom. A webcast of Macy's, Inc.’s call with analysts and investors will be held today (August 10) at 10 a.m. ET. The webcast is accessible to the media and general public via the company's website at www.macysinc.com. Analysts and investors may call in on 1-888-394-8218, passcode 2124355. A replay of the conference call can be accessed on the website or by calling 1-888-203-1112 (same passcode) about two hours after the conclusion of the call.
Macy's, Inc. is scheduled to present at the Goldman Sachs Annual Global Retailing Conference at 8:05 a.m. ET on Wednesday, September 6, in New York City. Media and investors may access a live audio webcast of the presentation at www.macysinc.com/ir on September 6. A replay of the webcast will be available on the company’s website.

MACY’S, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	13 Weeks Ended		13 Weeks Ended
	July 29, 2017		July 30, 2016
	$	% to Net sales	$	% to Net sales

Net sales	$5,552		$5,866

Cost of sales (Note 2)	3,313	59.7%	3,468	59.1%

Gross margin	2,239	40.3%	2,398	40.9%

Selling, general and administrative expenses	(1,934)	(34.8%)	(2,026)	(34.5%)

Impairments and other costs (Note 3)	-	-%	(249)	(4.3%)

Settlement charges (Note 4)	(51)	(0.9%)	(6)	(0.1%)

Operating income	254	4.6%	117	2.0%

Interest expense – net	(79)		(97)

Net premiums on early retirement of debt (Note 5)	2		-

Income before income taxes	177		20

Federal, state and local income tax expense (Note 6)	(64)		(11)

Net income	113		9

Net loss attributable to noncontrolling interest	3		2

Net income attributable to Macy’s, Inc. shareholders	$116		$11

Basic earnings per share attributable to Macy’s, Inc. shareholders	$0.38		$0.03

Diluted earnings per share attributable to Macy’s, Inc. shareholders	$0.38		$0.03

Average common shares:
Basic	305.5		309.4
Diluted	306.5		311.3

End of period common shares outstanding	304.6		308.5

Depreciation and amortization expense	$244		$260

MACY’S, INC.

Consolidated Statements of Income (Unaudited)

Notes:

(1)
Because of the seasonal nature of the retail business, the results of operations for the 13 weeks ended July 29, 2017 and July 30, 2016 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year.

(2)
Merchandise inventories are valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method. Application of the LIFO retail inventory method did not result in the recognition of any LIFO charges or credits affecting cost of sales for the 13 weeks ended July 29, 2017 and July 30, 2016.

(3)
For the 13 weeks ended July 30, 2016, impairments and other costs amounted to $249 million on a pre-tax basis, $154 million after tax or $.49 per diluted share attributable to Macy’s, Inc. These charges primarily relate to store closings.

(4)
For the 13 weeks ended July 29, 2017 and July 30, 2016, non-cash settlement charges of $51 million and $6 million, respectively, were recognized on a pre-tax basis. The after tax effect of these charges during the 13 weeks ended July 29, 2017 was $32 million, or $.10 per diluted share attributable to Macy’s, Inc. The after tax effect of these charges during the 13 weeks ended July 30, 2016 was $3 million, or $.02 per diluted share attributable to Macy’s, Inc. These charges result from an increase in lump sum distributions from the Company’s defined benefit retirement plans and are associated with store closings, a voluntary separation program and organizational restructuring, in addition to periodic distribution activity.

(5)
The 13 weeks ended July 29, 2017 include income associated with the early retirement of debt of approximately $2 million on a pre-tax basis, $1 million after tax, related to premium amortization net of expenses and fees.

(6)
Federal, state and local income taxes differ from the federal income tax statutory rate of 35%, principally because of the effect of state and local taxes, including the settlement of various tax issues and tax examinations as well as the recognition of approximately $1 million of net tax deficiencies associated with share-based payment awards due to the adoption of Accounting Standards Update 2016-09, Improvements to Employee Share-Based Payment Accounting. Historically, the Company had recognized such amounts as an offset to accumulated excess tax benefits previously recognized in additional paid-in capital.

MACY’S, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	26 Weeks Ended		26 Weeks Ended
	July 29, 2017		July 30, 2016
	$	% to Net sales	$	% to Net sales

Net sales	$10,890		$11,637

Cost of sales (Note 2)	6,619	60.8%	6,984	60.0%

Gross margin	4,271	39.2%	4,653	40.0%

Selling, general and administrative expenses	(3,746)	(34.3%)	(3,992)	(34.3%)

Impairments and other costs (Note 3)	-	-%	(249)	(2.1%)

Settlement charges (Note 4)	(51)	(0.5%)	(19)	(0.2%)

Operating income	474	4.4%	393	3.4%

Interest expense – net	(163)		(195)

Net premiums on early retirement of debt (Note 5)	(1)		-

Income before income taxes	310		198

Federal, state and local income tax expense (Note 6)	(127)		(74)

Net income	183		124

Net loss attributable to noncontrolling interest	4		3

Net income attributable to Macy’s, Inc. shareholders	$187		$127

Basic earnings per share attributable to Macy’s, Inc. shareholders	$0.61		$0.41

Diluted earnings per share attributable to Macy’s, Inc. shareholders	$0.61		$0.41

Average common shares:
Basic	305.2		310.0
Diluted	306.7		312.4

End of period common shares outstanding	304.6		308.5

Depreciation and amortization expense	$487		$520

MACY’S, INC.

Consolidated Statements of Income (Unaudited)

Notes:

(1)
Because of the seasonal nature of the retail business, the results of operations for the 26 weeks ended July 29, 2017 and July 30, 2016 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year.

(2)
Merchandise inventories are valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method. Application of the LIFO retail inventory method did not result in the recognition of any LIFO charges or credits affecting cost of sales for the 26 weeks ended July 29, 2017 and July 30, 2016.

(3)
For the 26 weeks ended July 30, 2016, impairments and other costs amounted to $249 million on a pre-tax basis, $154 million after tax or $.49 per diluted share attributable to Macy’s, Inc. These charges primarily relate to store closings.

(4)
For the 26 weeks ended July 29, 2017 and July 30, 2016, non-cash settlement charges of $51 million and $19 million, respectively, were recognized on a pre-tax basis. The after tax effect of these charges during the 26 weeks ended July 29, 2017 was $32 million, or $.10 per diluted share attributable to Macy’s, Inc. The after tax effect of these charges during the 26 weeks ended July 30, 2016 was $12 million, or $.04 per diluted share attributable to Macy’s, Inc. These charges result from an increase in lump sum distributions from the Company’s defined benefit retirement plans and are associated with store closings, a voluntary separation program and organizational restructuring, in addition to periodic distribution activity.

(5)	The 26 weeks ended July 29, 2017 include expense associated with the early retirement of debt of approximately $1 million on a pre-tax basis.

(6)
Federal, state and local income taxes differ from the federal income tax statutory rate of 35%, principally because of the effect of state and local taxes, including the settlement of various tax issues and tax examinations as well as the recognition of approximately $12 million of net tax deficiencies associated with share-based payment awards due to the adoption of Accounting Standards Update 2016-09, Improvements to Employee Share-Based Payment Accounting. Historically, the Company had recognized such amounts as an offset to accumulated excess tax benefits previously recognized in additional paid-in capital.

MACY’S, INC.

Consolidated Balance Sheets (Unaudited)

(millions)

	July 29,	January 28,	July 30,
	2017	2017	2016
ASSETS:
Current Assets:
Cash and cash equivalents	$783	$1,297	$ 1,000
Receivables	382	522	423
Merchandise inventories	4,980	5,399	5,322
Prepaid expenses and other current assets	412	408	471
Total Current Assets	6,557	7,626	7,216

Property and Equipment – net	6,822	7,017	7,187
Goodwill	3,897	3,897	3,897
Other Intangible Assets – net	493	498	502
Other Assets	810	813	904

Total Assets	$18,579	$19,851	$19,706

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities:
Short-term debt	$ 16	$ 309	$ 1,063
Merchandise accounts payable	1,669	1,423	1,877
Accounts payable and accrued liabilities	2,873	3,563	2,514
Income taxes	52	352	23
Total Current Liabilities	4,610	5,647	5,477

Long-Term Debt	6,301	6,562	6,567
Deferred Income Taxes	1,512	1,443	1,448
Other Liabilities	1,773	1,877	2,164
Shareholders’ Equity:
Macy’s, Inc.	4,388	4,323	4,046
Noncontrolling interest	(5)	(1)	4
Total Shareholders’ Equity	4,383	4,322	4,050

Total Liabilities and Shareholders’ Equity	$18,579	$19,851	$19,706

Note: Certain reclassifications were made to prior year’s amounts to conform with the classifications of such amounts in the most recent years.

MACY’S, INC.

Consolidated Statements of Cash Flows (Unaudited)
(millions)

	26 Weeks Ended July 29, 2017	26 Weeks Ended July 30, 2016
Cash flows from operating activities:
Net income	$ 183	$ 124
Adjustments to reconcile net income to net cash provided by operating activities:
Impairment and other costs	-	249
Settlement charges	51	19
Depreciation and amortization	487	520
Stock-based compensation expense	31	37
Gains on sale of real estate	(111)	(35)
Amortization of financing costs and premium on acquired debt	(10)	(1)
Changes in assets and liabilities:
Decrease in receivables	119	99
Decrease in merchandise inventories	419	184
Increase in prepaid expenses and other current assets	(13)	(40)
Increase in merchandise accounts payable	261	307
Decrease in accounts payable, accrued liabilities and other items not separately identified	(540)	(634)
Decrease in current income taxes	(301)	(204)
Increase (decrease) in deferred income taxes	24	(26)
Decrease in other liabilities not separately identified	(64)	(39)
Net cash provided by operating activities	536	560

Cash flows from investing activities:
Purchase of property and equipment	(247)	(293)
Capitalized software	(125)	(151)
Disposition of property and equipment	150	67
Other, net	9	39
Net cash used by investing activities	(213)	(338)

Cash flows from financing activities:
Debt repaid	(550)	(3)
Financing costs	-	(3)
Dividends paid	(230)	(228)
Increase (decrease) in outstanding checks	(64)	2
Acquisition of treasury stock	(1)	(130)
Issuance of common stock	2	27
Proceeds from noncontrolling interest	6	4
Net cash used by financing activities	(837)	(331)

Net decrease in cash and cash equivalents	(514)	(109)
Cash and cash equivalents at beginning of period	1,297	1,109

Cash and cash equivalents at end of period	$783	$1,000

Note: Certain reclassifications were made to prior year’s amounts to conform with the classifications of such amounts in the most recent years.

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). However, management believes that certain non-GAAP financial measures provide users of the Company's financial information with additional useful information in evaluating operating performance. Management believes that providing supplemental changes in comparable sales on an owned plus licensed basis, which includes the impact of growth in comparable sales of departments licensed to third parties, assists in evaluating the Company's ability to generate sales growth, whether through owned businesses or departments licensed to third parties, and in evaluating the impact of changes in the manner in which certain departments are operated. In addition, management believes that excluding certain items from operating income or diluted earnings per share attributable to Macy's, Inc. shareholders that are not associated with the Company’s core operations and that may vary substantially in frequency and magnitude period-to-period provides useful supplemental measures that assist in evaluating the Company's ability to generate earnings and leverage sales and to more readily compare these metrics between past and future periods. Further, providing cash flow from operating activities net of cash used in investing activities is a useful measure in evaluating the Company’s ability to generate cash from operations after giving effect to cash used by investing activities.

The reconciliation of the forward-looking non-GAAP financial measure of changes in comparable sales on an owned plus licensed basis to GAAP comparable sales (i.e., on an owned basis) is in the same manner as illustrated below, where the impact of growth in comparable sales of departments licensed to third parties is the only reconciling item. In addition, the Company does not provide the most directly comparable forward-looking GAAP measure of diluted earnings per share attributable to Macy’s, Inc. shareholders because the timing and amount of excluded items (e.g., asset impairment charges and other costs, retirement plan settlement charges and net premiums on the early retirement of debt) are unreasonably difficult to fully and accurately estimate.

Non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the Company's financial results prepared in accordance with GAAP. Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the Company's financial position, results of operations or cash flows and should therefore be considered in assessing the Company's actual and future financial condition and performance. Additionally, the amounts received by the Company on account of sales of departments licensed to third parties are limited to commissions received on such sales. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures

Change in Comparable Sales

The following is a reconciliation of the non-GAAP financial measure of changes in comparable sales on an owned plus licensed basis, to GAAP comparable sales (i.e., on an owned basis), which the Company believes to be the most directly comparable GAAP financial measure.

	13 Weeks Ended July 29, 2017	26 Weeks Ended July 29, 2017

Decrease in comparable sales on an owned basis (Note 1)	(2.8)%	(4.0)%

Impact of growth in comparable sales of departments licensed to third parties (Note 2)	0.3%	0.4%

Decrease in comparable sales on an owned plus licensed basis	(2.5)%	(3.6)%

Notes:

(1)
Represents the period-to-period change in net sales from stores in operation throughout the year presented and the immediately preceding year and all online sales, excluding commissions from departments licensed to third parties.

(2)
Represents the impact of including the sales of departments licensed to third parties occurring in stores in operation throughout the year presented and the immediately preceding year and via the Internet in the calculation of comparable sales. The Company licenses third parties to operate certain departments in its stores and online and receives commissions from these third parties based on a percentage of their net sales. In its financial statements prepared in conformity with GAAP, the Company includes these commissions (rather than sales of the departments licensed to third parties) in its net sales. The Company does not, however, include any amounts with respect to licensed department sales (or any commissions earned on such sales) in its comparable sales in accordance with GAAP (i.e., on an owned basis). The Company believes that the amounts of commissions earned on sales of departments licensed to third parties are not material to its results of operations for the periods presented.

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures

Diluted Earnings Per Share Attributable to Macy's, Inc. Shareholders, Excluding Certain Items

The following is a reconciliation of the non-GAAP financial measure of diluted earnings per share attributable to Macy's, Inc. shareholders, excluding certain items identified below, to GAAP diluted earnings per share attributable to Macy's, Inc., shareholders, which the Company believes to be the most directly comparable GAAP measure.

	13 Weeks Ended July 29, 2017	13 Weeks Ended July 30, 2016

Diluted earnings per share attributable to Macy’s, Inc. shareholders	$0.38	$0.03

Add back the pre-tax impact of impairments and other costs	-	0.80

Add back the pre-tax impact of settlement charges	0.17	0.02

Deduct the pre-tax impact of net premiums associated with the early retirement of debt (Note 1)	-	-

Deduct the income tax impact of certain items identified above	(0.07)	(0.31)

Diluted earnings per share attributable to Macy’s, Inc. shareholders, excluding certain items	$0.48	$0.54

	26 Weeks Ended July 29, 2017	26 Weeks Ended July 30, 2016

Diluted earnings per share attributable to Macy’s, Inc. shareholders	$0.61	$0.41

Add back the pre-tax impact of impairments and other costs	-	0.80

Add back the pre-tax impact of settlement charges	0.17	0.06

Add back the pre-tax impact of net premiums associated with the early retirement of debt (Note 1)	-	-

Deduct the income tax impact of certain items identified above	(0.07)	(0.33)

Diluted earnings per share attributable to Macy’s, Inc. shareholders, excluding certain items	$0.71	$0.94

Note:
(1) The impacts during the 13 and 26 weeks ended July 29, 2017 represent values less than $.01 per diluted share attributable to Macy's, Inc. shareholders.